EXHIBIT 10.14

                                                                  EXECUTION COPY

                               NOVOSTE CORPORATION
                         4350-C International Boulevard
                             Norcross, Georgia 30093

                                                                  April 23, 1998

William A. Hawkins III
7 Gleneagles Drive
New Vernon
Basking Ridge, New Jersey  07920

Dear Bill:

      We are delighted to welcome you to join Novoste Corporation ("Novoste") as its new President. This letter sets forth the agreement between you and Novoste as to the terms and conditions of your employment by Novoste.

      1. Duties and Responsibilities. In your capacity as President of Novoste, you will report to Novoste's Chairman and Chief Executive Officer and perform such duties and responsibilities as are from time to time directed by Novoste's Chairman and Chief Executive Officer consistent with your position as President. Subject to your continued employment, Novoste will cause you to be elected or designated Chief Executive Officer of Novoste on or prior to June 1, 1999, and upon any such election or designation pursuant to this Paragraph 1, you further agree to serve in such additional capacity with the understanding that at such time you shall report directly to the Novoste's Board of Directors (the "Board") and shall perform such duties and responsibilities as are from time to time directed by the Board consistent with the position of Chief Executive Officer.

      2. Related Agreements. Simultaneously herewith, you are entering into the Confidentiality Agreement and Arbitration Agreement, Business Conduct Agreement, Conflict of Interest Agreement, Patent Agreement and Unfair Competition Agreement, in the forms of Exhibits A, B, C, D and E hereto, respectively, all of which agreements are incorporated herein by reference thereto and made a part hereof. Your employment is also subject to successful completion of a pre-employment drug screening.

      3. Term. The term of your employment will commence on June 1, 1998, and continue until terminated under the provisions of Paragraph 7 below. By accepting this Agreement, you accept such employment as a full-time employee of Novoste and agree to devote all of your


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William A. Hawkins III
April 23, 1998

business and professional time, energy and skills to the affairs of Novoste and to serve faithfully and to the best of your ability.

      4. Compensation. As compensation for the services to be rendered by you hereunder, following the commencement of your employment, Novoste will:

            (a) pay you a base salary of $275,000 per annum, payable in installments in accordance with Novoste's regular payroll practices. Your performance will be reviewed annually by Novoste's Compensation Committee of the Board, in conjunction with which goals and possible increases in your base salary for the future will be discussed, it being understood that any such increases shall be within the discretion of the Compensation Committee (or other similar committee duly appointed by the Board or, in the absence of any such committee, the Board).

            (b) subject to shareholder approval of the amendments (the "Amendments") to Novoste's 1992 Stock Option Plan (the "Stock Option Plan") described in Novoste's Proxy Statement dated March 31, 1998, receipt of a copy of which you acknowledge, grant you promptly following the commencement of your employment with Novoste a ten-year non-incentive stock option to purchase an aggregate of 240,000 shares of Novoste's Common Stock under the Stock Option Plan, at an exercise price equal to $24.00 per share, upon the terms and conditions summarized below and as more fully set forth in, and subject to the provisions of, the stock option agreement to be executed by you (the "Paragraph 4(b) Stock Option Agreement") and the Stock Option Plan. Such options shall become exercisable at the annual rate of 60,000 shares commencing June 1, 1999 and shall become exercisable in full upon a Change of Control (as defined in the Stock Option Plan), upon a termination of your employment by you for Good Reason (as defined in Paragraph 7(f) below) or upon a termination of your employment by Novoste without Cause. If Novoste terminates your employment for Unsatisfactory Performance (as defined in Paragraph 7(b) below), in addition to the options then currently exercisable in accordance with the annual rate described above, options to purchase an additional 60,000 shares shall also become exercisable as of the date of termination (though in no event shall more than 240,000 options be exercisable under such grant). These options may be exercisable while you are employed and for a period of six months following termination of employment to the extent such options were exercisable at the date of such termination, but in no event subsequent to the option's expiration date.

            (c) subject to shareholder approval of the Amendments, grant you promptly following the commencement of your employment with Novoste a ten-year non-incentive stock option to purchase an aggregate of 100,000 shares of Novoste's Common Stock under the Stock Option Plan, at an exercise price equal to $24.00 per share, upon the terms and conditions summarized below and as more fully set forth in, and subject to the provisions of, the stock option agreement to be executed by you (the "Paragraph 4(c) Stock Option Agreement" and together with the Paragraph 4(b) Stock Option Agreement, the "Stock Option Plan") and the Stock Option Plan. Such options shall become exercisable in full on June 1, 2003, or upon the earlier of (i) the date (the "Trigger Date") on which the average closing sale prices of Novoste's Common Stock for twenty (20) consecutive trading days shall be equal to or greater than $48.00 per share, other than by reason


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William A. Hawkins III
April 23, 1998

of the announcement of a Change of Control on or before June 1, 1999, provided the Trigger Date occurs prior to June 1, 2001, and (ii) the date of termination of your employment by you for Good Reason. Such options may be exercisable while you are employed and for a period of six months following termination of employment to the extent such options were exercisable at the date of such termination, but in no event subsequent to the option's expiration date.

            (d) grant you promptly following the commencement of your employment with Novoste Fourteen Thousand (14,000) shares of Novoste Common Stock upon the terms and conditions summarized below and as more fully set forth in, and subject to the provisions of, the restricted stock award agreement to be executed by you (the "Restricted Stock Award Agreement"). The shares shall contain a restriction on transfer, which restriction shall lapse at the annual rate of 3,500 shares, commencing June 1, 1999. Such shares (to the extent the restrictions on transfer have lapsed) will be eligible for resale under Rule 144 commencing one year from the date of issuance, or on June 1, 1999. In the event of your termination of employment by Novoste for Unsatisfactory Performance, in addition to those shares subject to the Restricted Stock Award Agreement which are then no longer subject to the transfer restrictions, an additional 3,500 shares shall also no longer be subject to such restrictions unless all such restrictions shall have previously lapsed. In the event of a Change of Control (as that term is defined in the Stock Option Plan) or termination of your employment by you for Good Reason or termination of your employment by Novoste without Cause, all restrictions on transfer set forth in the Restricted Stock Award Agreement shall lapse.

            (e) entitle you to participate in Novoste's discretionary annual incentive cash plan for executive officers, established to reward participating individuals for their contribution to the accomplishment of key annual corporate objectives. For calendar year 1998, subject to your continued employment for the remainder of 1998, you shall be entitled to a cash bonus of 20% of your annual base salary, or $54,000. The amount of any bonus in subsequent years shall be at the discretion of the Compensation Committee of the Board.

            (f) entitle you to participate in Novoste's medical, dental, life and long-term disability insurance and other benefit programs from time to time generally in effect for Novoste's senior executives, including any 401(k) or other retirement plans, your participation in any such plans to be being subject to their respective terms and conditions.

      5. Vacation. You will be entitled to take up to an aggregate of four weeks of vacation each calendar year as business conditions permit, it being understood that unused vacation may not accumulate from year to year, and any vacation time not used by the end of any year shall not require any additional payment to you.

      6. Reimbursement of Expenses. Novoste will reimburse you for all reasonable and documented business expenses incurred by you on behalf of Novoste during the term of your employment hereunder consistent with Novoste's expense reporting policy (as the same may be modified from time to time).


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William A. Hawkins III
April 23, 1998

      7.  Events of Termination.

            (a) By Novoste for Cause. Your employment hereunder may be terminated at any time by Novoste for "Cause." "Cause" shall mean termination due to any or more of the following: (i) if you are indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that you have committed any act involving fraud, dishonesty, breach of trust or moral turpitude or if you enter a plea of guilty or nolo contendere to any of the foregoing; (ii) if you willfully breach your duty of loyalty to, or commit an act of fraud or dishonesty upon, Novoste; (iii) if you demonstrate gross negligence or willful misconduct; (iv) if, in the reasonable, good faith opinion of a majority of Novoste's whole Board of Directors (excluding yourself if you shall then be a director of Novoste), you engage in personal misconduct of such a material nature as to render your presence as President and/or Chief Executive Officer detrimental to Novoste or its reputation and you fail to cure the same (if curable) within five days after written notice thereof from Novoste; or (v) if you commit a material breach of or a default under any of the terms or conditions of this Agreement (including the agreements incorporated herein by reference thereto) and you fail to cure such breach or default (if curable) within ten days' after written notice thereof from Novoste; provided, however, your unsatisfactory performance, as determined in accordance with paragraph 7(b), shall not be deemed "Cause."

            (b) By Novoste for Unsatisfactory Performance. Your employment may be terminated at any time by Novoste if a majority of Novoste's whole Board of Directors (excluding yourself if you shall then be a director of Novoste) shall have given you a vote of no confidence based upon your unsatisfactory performance of your duties hereunder ("Unsatisfactory Performance"). Without limiting the foregoing, Unsatisfactory Performance shall include:

               (i) as of the end of any fiscal quarter, the unaudited interim consolidated financial statements of Novoste for such quarterly period or the audited consolidated financial statements for the fiscal year then ended, as the case may be, indicate that during the prior twelve-month period (or such shorter period from the date of commencement of your employment), Novoste has (A) incurred net losses on a consolidated basis (determined in accordance with the same accounting principles utilized in preparing the audited financial statements of Novoste) which substantially exceed those projected for such twelve-month (or shorter) period contemplated in the budget of Novoste for such twelve month (or shorter) period theretofore approved by the Novoste Board of Directors, or (B) achieved net income (after taxes) (or net loss) on a consolidated basis (determined in accordance with the same accounting principles utilized in preparing the audited financial statements of Novoste) which are substantially worse than the net income (after taxes) for such twelve-month (or shorter) period contemplated in the budget of Novoste for such twelve-month (or shorter) period theretofore approved by the Novoste Board of Directors;


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William A. Hawkins III
April 23, 1998


               (ii) a substantial delay in the completion of the multi-center clinical trial currently being conducted by Novoste from the date that Novoste currently projects for completion,

               (iii) substantial delay in the commencement of sales of the
            Beta-Cath System in Europe or in the United States from the perspective dates currently contemplated by Novoste, or

               (iv) if the Common Stock substantially underperforms to other publicly-traded stocks or indexes based on the "peer group" chosen in any Novoste Proxy Statement.

            (c) By Novoste without Cause or Unsatisfactory Performance. Your employment hereunder may be terminated at any time by Novoste, upon 30 days' prior written notice to you, without "Cause" or "Unsatisfactory Performance."

            (d) Upon Death or Permanent Disability. Your employment hereunder shall additionally terminate immediately upon your death or "Permanent Disability." "Permanent Disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by Novoste for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term "Permanent Disability" shall be assigned different definitions, then the term "permanent disability" shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period of 120 consecutive days or for shorter periods aggregating 120 days during any twelve-month period.

            (e) By You without Good Reason. Your employment hereunder may be terminated at any time by you, upon 90 days' prior written notice to Novoste, without Good Reason.

            (f) By You for Good Reason. Your employment hereunder may be terminated at any time by you for "Good Reason." "Good Reason" shall mean one or more of the following events: (i) a material breach of or default under this Agreement by Novoste (including but not limited to its failure to designate you as the Chief Executive Officer on or about June 1, 1999), which is not cured by Novoste within thirty (30) days after its receipt of prior written notice thereof from you; (ii) a material reduction in your duties or a material interference with the exercise of your authority by Novoste's Board of Directors (not arising from any disabling physical or mental disability you may sustain) which would be inconsistent with your position as President and/or Chief Executive Officer (as the case may be) of Novoste and the same shall not have been remedied by Novoste's Board of Directors within thirty (30) days after its receipt of prior written notice thereof from you; or (iii) a relocation of Novoste's principal executive offices to a location whose distance is more than twenty-five (25) miles from its current location, provided that you shall not have approved the decision to effect such relocation. A termination by you of your employment pursuant to this Paragraph 7(f) shall not be deemed for purposes hereof to constitute a termination of your employment by you for Good Reason if, at the time of such termination by you, Novoste shall


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William A. Hawkins III
April 23, 1998

be entitled to terminate this Agreement by reason of your Permanent Disability (subject to the passage of any remaining time necessary to render any disability you may sustain a Permanent Disability under Paragraph 7(d) above), or for Cause (subject to the passage of any applicable cure period) and Novoste shall have sent, or shall send, you within 10 days of Novoste's receipt of your notice of termination, a notice of termination by Novoste specifying the Cause or notice by Novoste of such pending Permanent Disability.

      8. Consequences of Termination.

            (a) By Novoste for Cause. If your employment is terminated for Cause, this Agreement shall terminate immediately upon the date fixed for the cessation of your employment and you shall be entitled to be paid any accrued but unpaid salary earned by you through the date of such termination.

            (b) By Novoste for Unsatisfactory Performance. In the event your employment is terminated by Novoste for Unsatisfactory Performance, this Agreement shall terminate immediately n the date fixed for the cessation of your employment and you shall be entitled to receive: (i) all accrued but unpaid salary earned by you through the date of such termination; and (ii) a lump sum, cash severance payment within 60 days of the date of termination of employment equal to the product of (x) an amount equal to 120% of your annual base salary in effect on the date of termination of employment multiplied by (y) two (2).

            (c) By Novoste without Cause or Unsatisfactory Performance. In the event your employment is terminated by Novoste without Cause or Unsatisfactory Performance (other than by reason of your death or Permanent Disability), this Agreement shall terminate immediately on the date fixed for cessation of your employment and you shall be entitled to receive: (i) all accrued but unpaid salary earned by you through the date of such termination; and (ii) a lump sum, cash severance payment within 60 days of the date of termination of employment equal to the product of (x) an amount equal to 120% of your annual base salary in effect on the date of termination of employment multiplied by (y) three (3).

            (d) Upon your Death or Permanent Disability. In the event your employment terminates by reason of your death or Permanent Disability, this Agreement shall terminate immediately upon such occurrence and you, your estate or your personal representative, as the case may be, shall be entitled to be paid any accrued but unpaid salary earned by you through the date of such termination.

            (e) By You without Good Reason. If your employment is terminated by you without Good Reason, this Agreement shall terminate immediately upon the date of your resignation, consistent with the notice requirements set forth in Paragraph 7(e) and you shall be entitled to be paid any accrued but unpaid salary earned by you through the date of such termination

            (f) By You for Good Reason. In the event your employment is terminated by you for Good Reason, this Agreement shall terminate immediately on the date set forth in your notice of termination consistent with Paragraph 7(f) and you shall be entitled to receive: (i) all accrued but


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William A. Hawkins III
April 23, 1998

unpaid salary earned by you through the date of such termination; and (ii) a lump sum, cash severance payment within 60 days of the date of termination of employment equal to the product of (x) an amount equal to 120% of your annual base salary in effect on the date of termination of employment multiplied by (y) three (3).

            (g) Effect on Stock Options and Restricted Stock. In the event of the termination of your employment, the options granted under the Stock Option Agreements shall be then exercisable to the extent provided therein, as summarized in Paragraphs 4(b) and (c) above, and the restrictions on transfer on the shares of Common Stock issued under the Restricted Stock Award Agreement shall be those provided therein as summarized in Paragraph 4(d) above.

      9. Key Man Life Insurance. You agree that Novoste may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on you in any amount deemed necessary or advisable by Novoste to protect its interests, and you agree that you shall have no right, title or interest therein and further agree to submit to any medical or other examination and to execute and deliver any application or other instruments or information reasonably necessary to effectuate such insurance.

      10. Your Representations and Warranties. You represent and warrant that you are not under any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity which would prohibit or impede you from performing your duties and responsibilities hereunder, and that you are free to enter into and perform the terms and provisions of this Agreement, such representation and warranty to survive the execution, delivery and termination hereof.

      11. Notices. Any notice required hereunder shall be delivered by hand, sent by telecopy, or sent registered or certified mail, addressed to the other party hereto at its address set forth above or at such other address as notice thereof shall have been given in accordance with the provisions of this Paragraph 11. Any such notice shall become effective (a) when mailed, three days after having been deposited in the mail, postage prepaid, and (b) in the case of delivery by hand or telecopy, upon delivery.

      12. Entire Agreement. This Agreement, together with the Confidentiality Agreement and Arbitration Agreement, Business Conduct Agreement, Conflict of Interest Agreement, Patent Agreement, Unfair Competition Agreement, the Stock Option Agreements and the Restricted Stock Award Agreement, contains the entire agreement and understanding between the parties hereto relating to the subject matter hereof and thereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto.

      13. Amendments. This Agreement may not be amended, modified, altered or terminated except by an instrument in writing signed by the parties.

      14. Successors and Assigns. This Agreement is personal in nature and neither this Agreement nor any rights or obligations hereunder may be assigned or transferred by you. This Agreement may not be assigned or transferred by Novoste without your prior written consent; provided, however, Novoste may assign and/or delegate any or all of its rights and obligations


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William A. Hawkins III
April 23, 1998

hereunder to (i) any person or entity which shall acquire (whether by sale of assets, merger or otherwise) all or substantially all of its assets (excluding cash and cash equivalents) or (ii) any person or entity controlling, controlled by or under common control with Novoste. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and Novoste's successors and permitted assigns and your executors, administrators, personal representatives, heirs and distributees.

      15. Severability. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

      16. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely therein (without giving effect to the conflicts of law rules thereof).

      17. Effectiveness. Of course, notwithstanding anything herein to the contrary, the effectiveness of this Agreement and your employment pursuant hereto is contingent upon the mutual execution and delivery of this Agreement by you and Novoste.


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William A. Hawkins III
April 23, 1998

      We would appreciate it if you would kindly indicate your agreement with the foregoing by countersigning the enclosed duplicate copy of this letter agreement and returning it to me on behalf of Novoste.

      On behalf of Novoste, we look forward to a long and mutually rewarding relationship.

                                          Sincerely,

                                          NOVOSTE CORPORATION


                                          By:
                                              -----------------------------
                                                Thomas D. Weldon
                                                Chief Executive Officer

ACCEPTED AND AGREED TO THIS
____ DAY OF APRIL, 1998:


-----------------------------------
William A. Hawkins III